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                                                                  EXHIBIT 10.16




                               SUBLEASE AGREEMENT

This Sublease Agreement (this "Sublease"), is made as of the 25th day of June, 1996 by and between LUCAS INDUSTRIES, INC., a Michigan corporation ("Sublessor"), and DIGITAL COMMERCE CORPORATION, a Delaware corporation ("Sublessee").

                                    RECITALS

         A. By Office Lease dated June 23, 1989, with attached Riders 1-4, as amended by that certain First Amendment To Lease dated September 13, 1989, and that certain Second Amendment To Lease dated August 10, 1990 (collectively, the "Overlease"), 3B Limited Partnership, a Virginia limited partnership ("Lessor"), leased to Lucas Aerospace, Inc., a Michigan corporation, as lessee, the Demised Premises (defined below) located in the office building at 11180 Sunrise Valley Drive, Reston, Virginia (the "Building"), at the rent and upon and subject to the terms and conditions set forth in the Overlease.

         B. Sublessor is successor by merger to Lucas Aerospace, Inc. under the Overlease.



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         C. CarrAmerica Realty Corporation (formerly known as Carr Realty
Corporation) is successor by purchase to 3B Limited Partnership under the Overlease.

         D. Sublessee desires to sublet from Sublessor all of the Demised Premises and to lease certain furniture and furnishings currently located in the Demised Premises, and Sublessor desires to sublet the Demised Premises and to lease certain furniture and furnishings to Sublessee, at the rent and upon the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises, the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, mutually covenant and agree as follows:

         1. Demised Premises and Furnishings.

         (a) Demised Premises. Sublessor does hereby sublease to Sublessee, and Sublessee does hereby sublease from Sublessor, for the Term (defined hereinafter) and upon the conditions hereinafter provided, approximately 21,630 rentable square feet (the "Demised Premises"), which has been determined and certified in accordance with the 1989 Washington, D.C. Association of Realtors Standard Method of Measurement (the "Standard"), comprising the entire Fourth
(4th)


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Floor of the Building, less and except an area located in the computer room (the
"Reserved Space") to be reserved and made accessible to Sublessor on the terms and conditions set forth herein. The Demised Premises is the Floor Plan attached hereto and made a part hereof as Exhibit A. The Reserved Space is noted on Exhibit A. During the term of this Sublease, Sublessor shall have access to and exclusive use of the Reserved Space. Sublessor shall be provided access to the Reserved Space twenty-four (24) hours a day under a procedure where an authorized representative of Sublessor will telephone the reception desk of Sublessee, to arrange for supervised access to the Reserved Space. Sublessor shall provide to Sublessee from time to time a written list of its authorized representatives for this purpose. Sublessor recognizes the need of Sublessee for security in the Demised Premises, and agrees not to access the Reserved Space other than by the foregoing method except in an emergency where telephone contact cannot be made with Sublessee. Sublessee shall cooperate with Sublessor to facilitate supervised access to the Reserved Space as reasonably requested by Sublessor. The initial list of Sublessor's authorized representatives is included as Exhibit C to the Sublease.

         (b) Furnishings. Sublessor hereby leases to Sublessee during the Term all the furniture and furnishings owned by Sublessor and located in the Demised Premises, as designated on Exhibit B attached hereto and made a part hereof (the "Furnishings") Sublessee leases the Furnishings in their "as-is" condition and agrees that all of the Furnishings described on


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Exhibit B shall remain on the Demised Premises at all times with title to the furnishings remaining with Sublessor.

         Upon termination of the lease, Sublessee shall return all the Furnishings as described on Exhibit B to Sublessor and shall, in addition to any other obligations owing to Sublessor, pay Sublessor for any Furnishings which are missing or which have been damaged or destroyed during the term of the Sublease, normal wear and tear expected. The amount to be paid by Sublessee shall be the fair market value of such missing, damaged or destroyed Furnishings at the time of termination of the Sublease determined by catalog or fair market price as though they were not missing, damaged or destroyed. In the event the parties are unable to agree upon the replacement value of the furnishings, the Sublessor and Sublessee shall select an appraiser mutually acceptable to them and such appraiser's determination of value shall be final and binding upon both parties.

         Notwithstanding any provision of this Sublease to the contrary, the Furnishings are at all tunes subject to the lien rights of Landlord pursuant to Paragraph 33 of the Overlease entitled "Lien on Personal Property."


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         2. Term. The term of this Sublease (the "Term") shall commence on July
1, 1996 (the "Sublease Commencement Date"), and shall end on (i) July 22, 2000, or (ii) the date upon which the Term may be terminated pursuant to any of the conditions or limitations or other provisions of this Sublease or by operation of law.

         3. Base Rent. The annual base rent, which Sublessee hereby agrees to pay to Sublessor and Sublessor hereby agrees to accept shall be a sum equal to the product of Eighteen Dollars and Fifty Cents ($18.50) multiplied by the number of rentable square feet (21,630), as certified pursuant to the Standard, in the Demised Premises (the "Base Rent"). The parties hereby agree that the Base Rent shall be comprised of the following three elements: (a) rent for the Demised Premises, $15.63 (b) rent for the Furnishings, $2.75, and (c) Virginia Sales Tax, $0.12. Notwithstanding this allocation, the entire Base Rent amount shall be subject to the Annual Base Rent Escalation as set out in Section 4 below. The Base Rent shall be inclusive of Real Estate Taxes and all other Operating Costs (as such terms are defined in the Overlease). The obligation of Sublessee to pay Base Rent shall begin on the Sublease Commencement Date. The annual Base Rent payable during each Sublease Year, as hereinafter defined, shall be divided into twelve (12) equal monthly installments and such monthly installments shall be due and payable in advance, on the first day of each month during each Sublease Year. For the purposes of this Sublease, the term "Sublease Year" shall mean a period of twelve (12) consecutive months, commencing on the Sublease Commencement Date, and each successive twelve (12) month



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period thereafter, except that, if the Sublease Commencement Date is a day other than the first day of a month, then the first Sublease Year shall commence on the Sublease Commencement Date and shall continue for the balance of the month in which the Sublease Commencement Date occurs and for a period of twelve (12) consecutive calendar months after the last day of such month. If the Sublease Commencement Date is a day other than the first day of a month, then, in the first Sublease Year, said twelve (12) installments shall be payable beginning on the first day of the calendar month immediately following the month in which the Sublease Commencement Date occurs and, in addition, on the Sublease Commencement Date, a payment of Base Rent shall be payable in an amount equal to the product of the annual Base Rent then in effect and a fraction, the numerator of which is the number of days of the Sublease Term in the month in which the Sublease Commencement Date occurs, and the denominator of which is 365. The monthly Base Rent, Additional Rent (as defined herein), and any other charges herein reserved or payable shall be paid to Sublessor by wire transfer to the account of: Lucas Industries Inc, Account Number 3900-0956 Citibank NY, ABA #021-000-089 with written confirmation of such transfer to the Sublessor at its offices in the Building, Attention: Mr. James Zigel or at such other place as Sublessor may designate in writing, in lawful money of the United States of America, without demand therefor and without any deduction, setoff or abatement whatever, except as expressly provided in this Sublease. In the event that Sublessee does not remit any payment due under this Sublease to Sublessor within seven (7) calendar days of when it is due, such amount shall be subject to a late fee of 5% of the amount.



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         4. Annual Base Rent Escalation. The annual Base Rent shall be increased, effective as of the first day of each succeeding Sublease Year after the first Sublease Year, by an amount equal to Three Percent (3%) of the annual Base Rent in effect during the Sublease Year preceding the applicable adjustment without regard to abatement. The attached Exhibit D, incorporated herein by this reference, sets forth the annual Base Rent during the Term.

         5. Additional Rent. Beginning on the first day of the second (2nd) Sublease Year, and on the first day of each Sublease Year thereafter, Sublessee agrees to pay to Sublessor, as additional rent under this Sublease, Sublessor's Pro-Rata Share (defined below) of increases in the Real Estate Taxes and Operating Costs (as such terms are defined in the Overlease), over the Real Estate Taxes and Operating Costs for calendar year 1996, grossed-up to reflect that the Building was a fully leased and fully assessed building for Real Estate Taxes and Operating Expenses throughout calendar 1996 and each of the Sublease Years being compared (the "Additional Rent"). Any Additional Rent which may be payable to Sublessor in any Sublease Year shall be apportioned such that Sublessee shall be obligated to pay to Sublessor a proportionate share of such Additional Rent which is attributable to the number of days in the Sublease Year. For the purpose of this Sublease, Sublessor and Sublessee agree that Sublessor's Pro-Rata Share is equal to a fraction, the numerator of which is the number of rentable square feet in the Demised Premises, and the denominator of which is the number of rentable square feet in the Building. Sublessee shall also pay to Sublessor, or Lessor as Additional Rent, all charges



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for any additional services provided by Sublessor or Lessor to Sublessee and not provided for or allocated in this Sublease or in the Overlease.

         6. Building Services, Parking, Security.

         (a) Services. Building cleaning services, electrical and lighting service, water and sewer service, and heating, ventilation and air-conditioning will be provided to Sublessee in accordance with Lessor's obligations to Sublessor under Paragraph 16 of the Overlease. Sublessee shall be allowed access to the Building and the Demised Premises twenty-four (24) hours per day, seven
(7) days per week. At least one (1) elevator shall be in use and available for Sublessee's use at all times. Sublessee shall observe Lessor's requirements related to moving construction materials, furnishings and equipment into or out of the Demised Premises and the Building. Sublessor shall use its best efforts to have Lessor provide Sublessee with a listing on the monument sign in front of the Building at Sublessee's expense and in the Building directory, at no additional cost to Sublessee.

         (b) Parking. Sublessor shall allocate to and allow Sublessee to use, at no additional cost to Sublessee, 78 of Sublessor's allocation of unreserved surface parking spaces in the Building's covered parking structure and/or surface parking lot. Sublessor shall allocate to and allow Sublessee exclusive use of the six (6) reserved, covered, and marked parking spaces allocated to



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the Sublessor in the parking structure shown on Exhibit E attached hereto as part of the parking allocation hereunder at no additional cost to Sublessee. Sublessor shall furnish six (6) reserved parking signs at Sublessee's expense, if any. The Building parking structure and lot will be accessible to Sublessee twenty-four (24) hours per day, seven (7) days per week.

         (c) Security. Sublessor will cause Lessor to provide an electronic card or key access system for Sublessee's use, monitored at all Building entrances, and elevators in accordance with Paragraph 16 of the Overlease. Such access cards and keys for this system shall be provided to Sublessee in a reasonable quantity as requested by Sublessee. The first fifty (50) such access cards and keys shall be provided at the Sublessor's expense. All subsequent cards and keys shall be provided at the Sublessee's expense. Sublessee shall be responsible for maintaining an accurate listing of all electronic cards or keys provided to employees. All costs associated with the granting and maintaining of the electronic card or key access system shall be the responsibility of the Sublessee.

         7. Deposit. Upon execution of this Sublease, Sublessee shall deposit with Sublessor the sum of one (1) month's Base Rent. The deposit provided herein shall be considered as partial security for the payment and performance by Sublessee of all of Sublessee's obligations, covenants, conditions and agreements under this Sublease. Upon expiration of the Term, the security deposit, less any legitimate claims of Sublessor against Sublessee with respect to this



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Sublease, shall be promptly refunded to Sublessee within thirty (30) days. As additional security, for the Sublease, Sublessee shall supply Sublessor within forty-five (45) days of the effective date of the Sublease, a letter of credit in a form and from an institution reasonably acceptable to Sublessor in the amount equal to six (6) months of base rental payments to be held for the duration of the Sublease Term. Provided, however, that if Sublessee is not in default at the end of the thirty-sixth (36th) month, said letter of credit shall be reduced by one-half. Whenever Sublessee shall be in default for thirty (30) days or more, Sublessor shall be entitled to retain the security deposit and the proceeds from the letter of credit and to demand new security deposits/letter of credit be put into place.

Further, Sublessee's letter of credit may be released in its entirety immediately upon Sublessee's ability to achieve and maintain a minimum Net Worth (as defined below) of $40,000,000, and upon Sublessee's filing of the financial statements, reports, and information with the Sublessor as described below. If the Net Worth should fall below $40,000,000 once the letter of credit is released, the Sublessee shall reinstate such letter of credit. The calculation of Net Worth must be to the satisfaction of the Sublessor in accordance with the standards set forth below:

For the purposes of this Sublease, Net Worth shall mean, as of any date as of which the amount thereof is to be determined, all amounts in respect of the Sublessee's capital stock, plus the amounts of additional paid in capital, retained earnings and other items designated as part of the



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Sublessee's stockholders' equity all of which would appear as such on a consolidated balance sheet of the Sublessee, less the amounts of goodwill or other intangible assets of the Sublessor, all as of such date prepared in accordance with US Generally Accepted Accounting Principles (GAAP).

The Sublessee shall furnish to the Sublessor, the following financial statements, reports, and information:

          a) promptly when available and in any event within 90 days after the close of each fiscal year:

               i) consolidated balance sheet at the close of such fiscal year, and consolidated statements of operations, stockholder's equity and of cash flow for the fiscal year, of the Sublessee and its consolidated Subsidiaries certified without qualification, by Ernst & Young or other independent public accountants of nationally recognized standing selected by the Sublessee.

               ii) a letter report of such accountants at the close of such fiscal year certifying the amount of Net Worth as defined under this Sublease.

          b) promptly when available and in any event within 30 days after the close of each of the first three fiscal quarters of each fiscal year, an unaudited consolidated balance sheet at the close of such fiscal quarter and unaudited consolidated statements of operations, stockholder's equity, and cash flows for the period commencing immediately after the



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          close of the previous fiscal year and ending with the close of such fiscal quarter, of the Sublessee and its consolidated subsidiaries certified as to fairness and accuracy of presentation and compliance and consistency with GAAP by the chief accounting or financial officer of the Sublessee.

          c) Simultaneously with the delivery of the financial statements referred to in b) above, a certificate of the chief accounting or financial officer of the Sublessee setting forth in reasonable detail whether the Sublessee was in compliance with the Net Worth requirement on the date of such financial statements and certifying that no default exists on the date of delivery of such certificate.

         8. Use. Sublessee will use and occupy the Demised Premises solely for general office purposes and ancillary uses and in accordance with the uses permitted under the Zoning Ordinance of Fairfax County, Virginia. Without the prior written consent of Lessor and Sublessor, the Demised Premises will not be used for any other purposes. Sublessee hereby agrees to use the Demised Premises in accordance with the Rules and Regulations of the Overlease appended hereto as Exhibit F and incorporated by this reference.




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         9. Subtenant Work and Alterations.

         (a) Cost of Improvements. Sublessee shall accept possession of the Demised Premises in their "as is" condition as of the date of this Sublease, provided however, Sublessor represents to the best of its knowledge that all building systems are in good working order at the time of execution. Sublessee recognizes that there are no telephone or computer networking systems in the Demised Premises. Sublessee shall pay for the cost of planning, design, demolition and construction of improvements to the Demised Premises, to include all architectural and engineering services associated therewith (the "Subtenant Work"), whether performed by Lessor's or Sublessor's independent contractors.

         (b) Design of Subtenant Work. Following Sublessee's delivery of plans for the Subtenant Work (the "Subtenant Work Plan"), Sublessee shall provide a list of proposed contractors selected by Sublessee to perform the Subtenant Work to Sublessor and Lessor for approval, Sublessor shall use its best efforts to obtain immediate written consent for approval to perform from Lessor the Subtenant Work. Sublessee shall pay any fees or reasonable out of pocket costs incurred in obtaining the consent from Lessor. The consent from Lessor will be based upon the Subtenant Work Plan's conformance to the requirements of the Zoning Ordinance of Fairfax County, Virginia, the contractors being properly licensed and experienced, and upon the conditions contained in the Overlease. The consent of Lessor, once obtained, shall be deemed to include the consent of Sublessor.



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         (c) Construction of Subtenant Work. Sublessee shall cause the Subtenant
Work to be constructed in accordance with the Subtenant Work Plan and the Overlease, and in accordance with all applicable building codes of the Town of Reston, County of Fairfax, State of Virginia, and any applicable Federal code including, but not limited to, the American Disabilities Act.

         (d) Alterations. Except as otherwise expressly provided in the Subtenant Work Plan, Sublessee shall not make any alteration, improvement, or installation other than corrective, cosmetic or decorative improvements hereinafter called ("Alterations") in or to the Demised Premises, without in each instance obtaining the prior written consent of Sublessor and Lessor (which consent of Sublessor shall not be unreasonably withheld, conditioned or delayed). With reasonable notice to Sublessee, Lessor and Sublessor shall at all times upon reasonable notice during normal business hours have the right to inspect the work performed by any contractor selected by Sublessee to perform the Subtenant Work and any Alterations.

         10. Restoration. Upon the expiration of the Term of this Sublease, Sublessee shall surrender the Demised Premises in good condition, subject only to reasonable wear and tear.

         11. Enforcement of Overlease. Except as otherwise expressly provided herein, all of the terms, provisions, covenants and conditions of this Sublease are subject to the Overlease. In the event of a conflict between the Terms of this Sublease agreement and the Overlease, the Terms



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of the Overlease shall apply. Sublessor and Sublessee shall each observe and perform all of the terms, covenants and conditions hereunder. Sublessor shall observe and perform all applicable terms, covenants and conditions as tenant under the Overlease with respect to the Demised Premises; and Sublessee shall observe and perform all applicable terms, covenants and conditions of the Overlease with respect to the Demised Premises to which Sublessee at the sole discretion of Sublessor may be subrogated in performing its obligations under this Sublease. Sublessee shall obtain and maintain all insurance types and coverages as specified in the Overlease to be obtained and maintained by Sublessor as "Tenant" in amounts not less than those specified in the Overlease. All policies of Sublessee shall name Lessor and its Agent as additional insureds thereon in accordance with the Overlease, and Sublessee's insurance shall be primary over Lessor's, Agent's and Sublessor's. Except for Riders 1 through 4 to the Overlease and as otherwise set out in this Sublease, Sublessor agrees to subrogate Sublessee to the rights and privileges of Sublessor under the Overlease, and agrees to furnish for Sublessee the following services, including, without limitation, the furnishing of electrical, lighting, heating, Building standard ventilation and air-conditioning, water and sewer, elevator service, cleaning, window washing, and rubbish removal services, which include all services of which Lessor is obligated to furnish to Sublessor pursuant to the Overlease. Sublessor shall use its best efforts to obtain and enforce the full performance by Lessor pursuant to the terms of the Overlease.




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         12. Covenants and Warranties.

         (a) Sublessor's Covenants. Sublessor covenants, warrants and agrees not to do or omit to do anything which would constitute a default under the Overlease, including without limitation anything which Sublessor is obligated to do under the terms of this Sublease.

         (b) Sublessee's Covenants. Sublessee covenants and agrees not to do or omit to do anything which would constitute a default under the Overlease, including without limitation anything which Sublessee is obligated to do under the terms of this Sublease.

         (c) Warranty of No Default. Sublessor warrants and represents to Sublessee that the Overlease has not been amended or modified except as expressly set forth in the recitals above, that there is no cross-default or other contractual relationship between the Overlease and Sublessor's lease covering the Third Floor at the Building, that Sublessor is the tenant by operation of law (merger) from its affiliated Lucas Aerospace, Inc., under the Overlease and has full capacity to enter into and perform under this Sublease, that this Sublease will be binding and fully enforceable against Sublessor, that Sublessor is not now, and as of the Sublease Commencement Date will not be, in default or breach of any term, condition or provision of the Overlease, and that Sublessor has no knowledge of any claim by Lessor that Sublessor is in default or breach of the Overlease.

         13. Brokers. Sublessor and Sublessee hereby represent and warrant to the other that neither of them has employed or dealt with any broker in connection with this Sublease for the



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Demised Premises other than the firms of Grubb & Ellis and The Irving Group
(representing Sublessee), and each hereby agrees to indemnify and hold harmless the other against any claim by any other broker, agent or finder with whom the Indemnitor has dealt. Sublessor shall be responsible for the payment of the brokers' commissions to Grubb & Ellis.

         14. Indemnification. Sublessor and Sublessee each shall and hereby does indemnify and hold the other and Lessor harmless from and against any and all actions, claims, demands, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees) asserted against, imposed upon or incurred by the other or Lessor by reason of (a) any violation caused, suffered or permitted by the Indemnitor, its agents, servants, employees or invitees, of any of the terms, covenants or conditions of the Sublease or the Overlease and
(b) any damage or injury to persons or property occurring upon or in connection with the Building, including without limitation, the Demised Premises, except as a result of the acts or omissions of the Indemnitor, or its respective agents, employees or invitees.

         15. Signage. Sublessee shall have the right, at its sole expense, to install signage on the west side of the Building viewable from the Dulles Access Road and Virginia Route 267, replacing the existing Lucas sign, subject only to written consent by Lessor and to any governmental restrictions. Sublessor shall use best efforts to obtain Lessor's written consent to such signage. Sublessor and Sublessee shall coordinate the removal of the "Lucas" sign from the



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west side of the Building, with the installation of Sublessee's sign. Sublessee shall be responsible for the cost of installing its sign and for the cost of removal of the Sublessor's sign. The parties will use best efforts not to damage the Building or the Sublessor's sign.

         16. Quiet Enjoyment. Sublessor covenants that it has the right to make this Sublease for the Term and upon all of the terms and provisions hereof, and that if Sublessee pays the Base Rent and Additional Rent and performs all of the covenants, terms and conditions of this Sublease to be performed by Sublessee, then Sublessee shall, during the Term, freely, peaceably and quietly occupy and enjoy the full possession of the Demised Premises and all rights under this Sublease granted to Sublessee, without molestation or hindrance by Sublessor, Lessor, or any party claiming through or under either Sublessor or Lessor.

         17. Entire Agreement. This Sublease contains all of the covenants, agreements. terms, provisions, conditions, warranties and understandings between the parties hereto relating to the subleasing of the Demised Premises. All understandings and agreements, if any, between the parties are merged in this Sublease, which alone fully and completely expresses the agreement of the parties. The failure of Sublessor or Sublessee to insist in any instance upon the strict observance or performance of any covenant, agreement, term, provision or condition of this Sublease or to exercise any election herein contained shall not be construed as a waiver or relinquishment for the future of such covenant, agreement, term, provision, condition or election,



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but the same shall continue and remain in full force and effect. No waiver or modification of any covenant, agreement, term, provision or condition of this Sublease shall be deemed to have been made unless expressed in writing and signed by Sublessor and Sublessee. No surrender of possession of the Demised Premises or of any part thereof or of any remainder of the Term of this Sublease shall release Sublessor or Sublessee from any of its obligations hereunder unless accepted by Sublessor and Sublessee in writing.

         18. Successors and Assigns. The obligations of this Sublease shall bind and benefit the successors and permitted assigns of the parties with the same effect as if mentioned in each instance where a party hereto is named.

         19. Notices. Any and all communications delivered hereunder shall be sent by first-class mail: if to Sublessor, Attention: Mr. James Zigel in the Building; and if to Sublessee, Attention: Mr. Donald Miller in the Building, or to such other addresses as either of the above shall notify the other in writing.

         20. Binding Effect. The terms and provisions of this Sublease will inure to the benefit of, and will be binding upon, the successors, assigns, personal representatives, heirs, devises and legatees of the Sublessor and the Sublessee.



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         21. Severability. If any term, provision, covenant or condition of this
Sublease is held by a court of competent jurisdiction to be invalid, void or unenforceable, such term, provision, covenant or condition shall be interpreted so as to be enforceable to the fullest extent permitted by law, and the remaining terms, provisions, covenants and conditions contained herein shall not be affected thereby.

         22. Headings. The headings of the sections and subsections used in this Sublease are inserted for the convenience of reference only and are not intended to affect the meaning or interpretation of this Sublease.

         23. Governing Law. This Sublease shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

         24. Lessor's Consent. This Sublease shall be effective upon the date Sublessee receives written consent to this Sublease by Lessor. It is hereby acknowledged by Sublessor and Sublessee that Lessor's consent to this Sublease shall not make Lessor or its Agent, Carr Real Estate Services Partnership (or Agent's subcontractor, Carr Real Estate Services, Inc.) a party to this Sublease, shall not create any contractual liability, privity or duty on the part of Lessor or its Agent to the Sublessee, and shall not in any manner increase, decrease, modify or otherwise



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affect the rights and obligations of Lessor and Sublessor, as "Tenant" under the
Overlease, in respect to the Demised Premises.

         25. Payment of Fees. In the event either Sublessor or Sublessee shall commence an action against the other (including collections under bankruptcy) in respect to this Sublease, the losing party shall pay the prevailing party all of its reasonable costs and expenses in connection with such action, including but not limited to reasonable attorney fees.

         26. Sublessor's Right to Terminate. Upon thirty (30) days written notice to Sublessee, Sublessor shall have the right at any time to terminate the Sublease after the end of the third (3rd) month in the event Sublessee fails to achieve and maintain a Net Worth of $5,000,000 initially and $10,000,000 at all times after the completion of Digital Commerce Corporation's initial public offering.

         For purposes of this paragraph, Sublessee shall provide to Sublessor, financial statements and certifications as required in paragraphs 7(b) and 7(c) as of and for the fiscal period ended on the date coincident with the end of the third month of the Sublease.

         IN WITNESS WHEREOF, Sublessor and Sublessee have duly executed this Sublease under seal as of the day and year first above written.



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                                   SUBLESSOR:

                               LUCAS INDUSTRIES INC., a Michigan corporation

                               By:                                  (SEAL)
                                      ------------------------------
                               Name:  Rhonda A. Linovitz
                               Title: Accounting Director

                                   SUBLESSEE:

                               DIGITAL COMMERCE CORPORATION a Delaware
                               corporation

                               By:                                  (SEAL)
                                      ------------------------------
                               Name:  John Thomas Royall
                               Title: Chairman/CEO



                                       22
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This Sublease is consented to by Lessor upon the terms and conditions acknowledged by Sublessor and Sublessee in the Paragraph of this Sublease entitled "Lessor's Consent" and in accordance with the terms and conditions of the Overlease. Lessor's consent shall be required for an assignment of this Sublease or any further subleasing of the Demised Premises or any portion thereof.
                                            LESSOR:

                         CARRAMERICA REALTY CORPORATION, a Maryland

                         corporation (formerly known as Carr Realty Corporation)


                               By:                                  (SEAL)
                                      ------------------------------
                               Name:  Thomas A. Carr
                               Title: President and COO